As filed with the Securities and Exchange Commission on December 12, 2025

Registration No. 333-211497

Registration No. 333-230708

Registration No. 333-254345

Registration No. 333-277468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211497

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230708

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254345

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277468

UNDER

THE SECURITIES ACT OF 1933

Merus N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Uppsalalaan 17 3rd and 4th Floor 3584 CT Utrecht The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

MERUS N.V. 2010 EMPLOYEE OPTION PLAN

MERUS N.V. 2016 INCENTIVE AWARD PLAN

(Full titles of the plans)

Genmab US, Inc.

777 Scudders Mill Road

Plainsboro, NJ 08536

(609) 430-2481

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Harald Halbhuber

Clare O’Brien

Derrick Lott

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, New York 10022-6069

Telephone: (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. Yes ☐ No ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Merus N.V., a public limited liability company organized under the laws of the Netherlands (the “Company”), remove from registration all common shares, nominal value €0.09 per share, of the Company (the “Common Shares”) previously registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of Common Shares.

•

Registration No. 333-211497, which was previously filed with the SEC on May 20, 2016, registering 966,690 Common Shares under the Merus N.V. 2010 Employee Option Plan and 2,576,347 Common Shares under the Merus N.V. 2016 Incentive Award Plan;

•	Registration No. 333-230708, which was previously filed with the SEC on April 3, 2019, registering 1,868,718 Common Shares under the Merus N.V. 2016 Incentive Award Plan;

•	Registration No. 333-254345, which was previously filed with the SEC on March 16, 2021, registering 2,419,406 Common Shares under the Merus N.V. 2016 Incentive Award Plan; and

•	Registration No. 333-277468, which was previously filed with the SEC on February 28, 2024, registering 9,534,386 Common Shares under the Merus N.V. 2016 Incentive Award Plan.

On September 29, 2025, the Company entered into a Transaction Agreement (the “Transaction Agreement”) with Genmab A/S, a public limited liability company (Aktieselskab) organized under the Laws of Denmark (“Parent”) and Genmab Holding II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands and a wholly owned subsidiary of Parent (“Purchaser”), to purchase all of the issued and outstanding Common Shares of the Company in exchange for $97.00 per Common Share in cash (the “Offer Consideration”), without interest and subject to any applicable tax withholding, on the terms and subject to the conditions set forth in the offer to purchase, dated October 21, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). On December 11, 2025, pursuant to the Transaction Agreement, Purchaser completed its initial tender offer for all of the Company’s outstanding Common Shares and accepted for payment approximately 94.2% of the issued and outstanding Common Shares (the “Closing”).

As a result of the Closing, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Copenhagen, Denmark on this 12th day of December, 2025.

MERUS N.V.

By:	/s/ Jan G. J. van de Winkel
Name: Jan G. J. van de Winkel
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment, in the City of Copenhagen, Denmark in this 12th day of December, 2025.

Authorized Representative in the United States

By:	/s/ Anthony Pagano
	Name:	Anthony Pagano
	Title:	Authorized Representative